Exhibit 4.1

ARADIGM CORPORATION

SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of November 14, 2003, by and between ARADIGM CORPORATION, a California corporation (the “Company”) with its principal office at 3929 Point Eden Way, Hayward, California 94545, and 3I BIOSCIENCE INVESTMENT TRUST PLC. (the “Purchaser”). Capitalized terms not defined in this Agreement are defined in that certain Securities Purchase Agreement dated as of November 7, 2003, by and among the Company and the purchasers listed on Exhibit A thereto (the “Initial Agreement”) pursuant to which the Company issued and sold to the purchasers an aggregate of 7,502,773 shares of the Company’s common stock (the “Common Stock”) and warrants to purchase 1,875,689 shares of Common Stock on November 10, 2003 (the “Initial Closing”).

RECITALS

     WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the SEC under the Securities Act; and

     WHEREAS, at the Closing (as defined herein), the Company desires to sell, and the Purchaser desires to purchase, 277,777 shares of Common Stock (the "Shares”) and warrants to purchase 69,444 shares of Common Stock at an exercise price of $2.50 per share (the “Warrants”) at an aggregate purchase price of $499,998.60, upon the terms and conditions stated in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Closing Date. The closing of the purchase and sale of the Shares and Warrants hereunder (the “Closing”) shall be held at the offices of Cooley Godward LLP (“Cooley Godward”), One Maritime Plaza, 20th Floor, San Francisco, California 94111, at 10:00 a.m. California time on Monday, November 17, 2003 or at such other time and place upon which the Company and the Purchaser shall agree. The date of the Closing is hereinafter referred to as the “Closing Date”.

2. Sale of Common Shares and Warrants. At the Closing, subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company the Shares and the Warrants.

3. Delivery. As promptly as practicable following the Closing Date, but in any event no later than five (5) business days following the Closing Date, the Company will deliver to the Purchaser a duly executed Warrant and a certificate representing the Shares, registered in the Purchaser’s name. Such delivery shall be against payment of the purchase price therefor by wire

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transfer of immediately available funds to the Company at the Closing in accordance with the Company’s written wiring instructions.

4. Representations, Warranties, Covenants, Obligations, Agreements and Acknowledgements of Purchaser. Purchaser hereby represents, warrants and agrees to and for the benefit of the Company all representations, warranties, covenants, obligations agreements and acknowledgements of the Purchasers set forth in the Initial Agreement, as the same may be amended pursuant to the terms of the Initial Agreement.

5. Representations, Warranties, Covenants, Obligations, Agreements and Acknowledgements of Company. Except as set forth in this Agreement and excluding Section 9.12 of the Initial Agreement, the Purchaser may rely on all representations, warranties, covenants, obligations, agreements and acknowledgements of the Company set forth in the Initial Agreement as if the Purchaser had purchased the Shares and Warrants at the Initial Closing.

6. Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California without any regard to conflicts of laws principles.

7. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement. Upon a permitted transfer of Purchaser’s Securities on the books of the Company in accordance with the terms of Sections 8.3(a)(iii) or 8.3(b) of the Initial Agreement, the Purchaser may assign this Agreement to the permitted transferee upon prior written notice to the Company. Except as set forth in the previous sentence, Purchaser shall not assign this Agreement without the prior written consent of the Company.

8. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects thereof.

9. Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the Company or the Purchaser, as the case may be, at their respective addresses set forth at the beginning of this Agreement or on the signature page to this Agreement, or at such other address as the Company or the Purchaser shall have furnished to the other party in writing. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

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10. Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12. Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. Currency. All references to “dollars” or “$” in this Agreement shall be deemed to refer to United States dollars.

14. Waiver of Conflicts. Each party to this Agreement acknowledges that legal counsel for the Company, Cooley Godward, has in the past and may continue in the future to perform legal services for one or more of the Purchasers (as defined in the Initial Agreement) and the Purchaser, or their affiliates in matters unrelated to the transactions contemplated by this Agreement, including, but not limited to, the representation of the Purchasers in matters of a similar nature to the transactions contemplated herein. Each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledges that with respect to the transactions contemplated herein, Cooley Godward has represented the Company and not any individual purchaser or any individual shareholder, director or employee of the Company; and (c) gives its informed consent to Cooley Godward’s representation of the Company in the transactions contemplated by this Agreement.

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     The foregoing agreement is hereby executed as of the date first above written.

ARADIGM CORPORATION, a California corporation

By:	/s/ Richard P. Thompson

Name:	Richard P. Thompson
Title:	Chief Executive Officer

PURCHASER:

3I BIOSCIENCE INVESTMENT TRUST PLC.

By:	/s/ Andy Smith

Name:	Andy Smith
Title:	Director
Address:	91 Waterloo Road
London SE1 8XP
United Kingdom

[Signature page to Securities Purchase Agreement]

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